UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 25, 2008

Realogy Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	333-148153	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Campus Drive Parsippany, NJ	07054
(Address of Principal Executive Offices)	(Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

None

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On November 24, 2008, Mr. Richard A. Smith, the chief executive officer of Realogy Corporation (the “Company”) and the board of directors of the Company (the “Board of Directors”) received a letter (the “Letter”) from a law firm purporting to represent various institutions (collectively, the “Clients”) which allegedly hold a majority in principal amount of the Company’s outstanding 11.00%/11.75% Senior Toggle Notes due 2014 (the “Senior Toggle Notes”). In addition, the Letter alleges that some of the Clients are also purported lenders under the Company’s existing Credit Agreement (the “Credit Agreement”), dated April 10, 2007 among the Company, as borrower, the guarantors party thereto, JPMorgan Chase, N.A., as administrative agent (the “Administrative Agent”) and the lenders party thereto.

The Letter makes numerous claims and assertions against the Company’s invitations (the “Invitations”) to eligible holders of its 10.50% Senior Notes due 2014 (the “Senior Cash Notes”), Senior Toggle Notes and 12.375% Senior Subordinated Notes due 2015 (the “Senior Subordinated Notes” and, together with the Senior Cash Notes and the Senior Toggle Notes, the “Existing Notes”) to participate as a lender in the Company’s new second lien incremental term loans (the “Second Lien Incremental Term Loans”) as described below. The Company believes, in consultation with its counsel Skadden, Arps, Slate, Meagher & Flom LLP, that the assertions contained in the Letter are without merit. The Company intends to proceed with the Invitations as scheduled.

The Letter asserts that the Invitations are not authorized by the Credit Agreement and also constitute a breach of the indentures under which the Existing Notes were issued by the Company (the “Indentures”). The Letter further asserts that the Invitations: (1) are bad faith attempts to circumvent the Credit Agreement and the Indentures, in particular the Senior Toggle Notes Indenture, (2) do not provide the Company with fair value and constitute fraudulent conveyances, and (3) constitute breaches of fiduciary duty by the Board of Directors and management of the Company, in view of the identity of certain of the beneficiaries of the Invitations and conflicts of interest that allegedly exist. In addition, the Letter claims that the disclosures contained in the confidential information memorandum dated November 13, 2008 (the “Confidential Information Memorandum”) relating to the Invitations are inadequate regarding the fraudulent nature of the Invitations and the effects that the Invitations will have on those who participate and the risks they are taking by doing so.

The Letter advises that the Clients currently intend to pursue all available avenues to challenge the Invitations and the effectiveness of the security interests that would be granted to secure the Second Lien Incremental Term Loans and to seek the subordination of any and all claims of the Second Lien Incremental Term Loan lenders on the assets of the Company. The Letter also indicates that even if the second liens are voided and the Second Lien Incremental Term Loans subordinated, the Clients will take the position that participants in the Invitations have voluntarily reduced the principal amount of their claims through the Invitations, which will extinguish the debt they hold currently and reduce their claims to the balance of the Second Lien Incremental Term Loans at most. The Clients further intend to assert that the holders of the Senior Toggle Notes are entitled to liens senior to, or of at least the same priority, as any liens that secure the Second Lien Incremental Term Loans. Finally, the Letter continues that the Clients intend to hold members of the Company’s Board of Directors and officers responsible for violation of the securities laws as well as for breaches of their fiduciary duties (including a breach of the duty of loyalty) to the Company, the holders of the Senior Toggle Notes and all other Company creditors.

As noted, the Company believes, in consultation with its counsel Skadden, Arps, Slate, Meagher & Flom LLP, that the assertions contained in the Letter are without merit. The Company intends to vigorously defend against any and all actions the Clients may take and has advised the Clients that to the extent that any steps they take interfere in any way with the Company’s consummation of the transaction, the Company reserves all rights, positions and claims that it may have against them.

The Company intends to proceed with the Invitations as scheduled. Holders of Existing Notes who wish to participate in the Invitations and receive the early commitment consideration must make their commitments by 5:00 p.m., New York City time, on November 26, 2008, as described in the Confidential Information Memorandum. A holder may rescind such holder’s commitment at any time prior to 5:00 p.m., New York City time, on November 26, 2008 and such commitment may not be rescinded thereafter. The Invitations will terminate at midnight, New York City time, on December 11, 2008, unless extended by the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REALOGY CORPORATION

By:	/s/ Anthony E. Hull
Anthony E. Hull
Executive Vice President, Chief Financial Officer and Treasurer

Date: November 25, 2008

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